Exhibit 10.23

AGREEMENT AND RELEASE OF CLAIMS

This Agreement is made on the date indicated below, between Ronald M. Pirtle (hereafter “Pirtle”) and Delphi Automotive LLP, Delphi Corporation, and their affiliates, predecessors, subsidiaries, and divisions (hereafter collectively “Delphi”). In consideration of the mutual covenants and undertakings set forth below, Pirtle and Delphi agree as follows:

1.	Pirtle agrees that he was, and will continue to be, placed on Special Assignment from August 1, 2011 to December 31, 2011. During the Special Assignment:

a.

Provided Pirtle has not accepted employment outside of Delphi, he will continue to receive his regular salary, less applicable federal and state taxes and withholdings, paid on the normal payroll cycle (15th and last day of each month). Pirtle acknowledges and agrees that the salary continuation payments specified in this paragraph 1.a shall cease upon the commencement of outside employment.

b.	Provided Pirtle has not accepted employment outside of Delphi, he will remain eligible for health coverage and Delphi-provided life insurance subject to the provisions of the applicable plans. Upon the commencement of outside employment, Pirtle acknowledges and agrees that any Delphi-provided health and life insurance benefits will cease, and he specifically waives eligibility and coverage for such benefits.

c.	Pirtle will be eligible for a prorated 2011 Annual Incentive Plan payment based upon August 1, 2011 (7/12ths), if any is issued, based on company, divisional, and individual performance as specified in the relevant plan documents.

d.	Pirtle waives eligibility and coverage for any disability benefits under the Delphi Life and Disability Program for Salaried Employees relating to any disability that arises on or after August 1, 2011.

e.	Pirtle will accrue no additional vacation or vacation pay after July 30, 2011.

2.	Pirtle will retire from employment with Delphi effective January 1, 2012. Following this retirement, Pirtle will be eligible for, and will receive, the benefits to which he is entitled under the Supplemental Executive Retirement Program, subject to applicable provisions of Section 409A of the Internal Revenue Code governing deferred compensation.

3.	Pirtle and Delphi acknowledge that the provisions of the Delphi Automotive LLP 2010 Management Value Creation Plan (the “VCP”), and the related Participation Agreement and Confidentiality and Noninterference Agreement, both of which Pirtle executed on September 10, 2010, remain in full force and effect, including all covenants contained therein related to confidentiality, non-competition, and non-solicitation. Delphi acknowledges that in accordance with the terms of the VCP, upon Pirtle’s retirement as specified in paragraph 2, above, he will become eligible for 50% of any Value Creation Award payout, calculated per the plan language. The Value Creation Award payout is currently expected to be paid in the first quarter of 2013.

4.	Pirtle acknowledges and agrees that neither the Special Assignment nor his retirement make him eligible for benefits under the Delphi Salaried Severance Policy, or any other any other plan, program, or policy intended to pay separation or severance benefits, and Pirtle specifically waives eligibility and coverage for any such benefits.

5.	Pirtle acknowledges that the consideration provided for in this Agreement and Release of Claims is in excess of anything he would otherwise be entitled to receive absent his signing this Agreement and Release of Claims.

6.	In consideration for receiving these benefits, on behalf of himself, his family, heirs, and representatives, Pirtle agrees to release, remise, and forever discharge Delphi, its officers, shareholders, agents, employees, employee benefit plans, employee benefit plan sponsors and fiduciaries, subsidiaries, affiliates, joint ventures, predecessors, successors, and assigns from any and all manner of actions, causes of actions, suits, proceedings, damages, costs, and claims whatsoever in law or in equity (collectively “Claims”), which Pirtle has or may have based upon or in connection with his employment with or separation from Delphi. This release specifically includes all Claims under the Employee Retirement Income Security Act of 1974, as amended, which regulates employee benefit plans; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability; the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; the Equal Pay Act, which prohibits wage discrimination; state fair employment practices or civil rights laws; and any other country, state or local law, order, or regulation or the common law relating to employment or employment discrimination, including those which preclude any form of discrimination based on age. This includes, without limitation, Claims for breach of contract (either express or implied), slander, libel, defamation, and wrongful discharge. This covers Claims Pirtle knows about and Claims he does not know about; but does not cover Claims that arise after Pirtle’s employment separates, or Claims that are not subject to waiver under applicable law.

7.	Pirtle understands and agrees that the existence and terms of this Agreement, together with the negotiations, discussions, and proceedings leading up to this Agreement, are confidential and may not be disclosed to any other person or entity, other than to Pirtle’s immediate family members, attorneys and tax consultants. Pirtle agrees that neither he, his family, his attorneys, consultants or any individual acting on his behalf shall disclose any of these matters to any person or entity, except as expressly required by law.

8.	For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows: If to Pirtle, at Pirtle’s most recent address shown in the records of Delphi; and if to Delphi:

Delphi Corporation

5725 Delphi Drive

Troy Michigan 48098

Attention: Kevin Butler

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.	No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Pirtle and such officer of Delphi as may be specifically designated by its Board of Managers. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is not intended and shall not be construed to confer any rights or remedies upon any other person or entity, other than the parties hereto.

10.	Nothing in this Agreement shall be construed in a manner that would result in a duplication of benefits to Pirtle.

11.	In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, without limiting the generality of the foregoing, if any one or more of the provisions contained in this agreement shall be held to be unreasonable or unenforceable in any respect, including excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

12.	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement.

13.

Pirtle confirms that he has been given a minimum of 21 calendar days to review this Agreement and Release of Claims. He understands that he may use as much of this 21 day period as he wishes. He also acknowledges that he has been advised to consult an attorney before signing this Agreement, but understands that whether or not he does so is exclusively his decision. He further acknowledges his understanding that he may revoke this Release of Claims within seven days of signing

it. To be effective, the revocation must be in writing and must be received by Kevin Butler, Vice President Human Resource Management and Global Business Services, before 5:00 p.m. Eastern Standard Time on the seventh day after he signs this Agreement and Release of Claims.

14.	Pirtle acknowledges that Delphi has made no prior representations, promises, or agreements relating to his employment and separation contrary to this Agreement and Release of Claims. This Agreement and Release of Claims constitutes the entire and only understanding between Delphi and Pirtle regarding his separation.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I AFFIRM THAT I UNDERSTAND AND VOLUNTARILY AGREE TO ITS TERMS.

DELPHI AUTOMOTIVE, LLP

Signed:	/s/ Ronald M. Pirtle	By:	/s/ Debra S. Alexander
Ronald M. Pirtle
		Title:	Executive Director Total Rewards and Talent Management
Dated:	November 29, 2011
		Dated:	December 1, 2011

DELPHI CORPORATION

		By:	/s/ Debra S. Alexander

		Title:	Executive Director Total Rewards and Talent Management

		Dated:	December 1, 2011

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